UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
JAMES P. FOGARTY
CYNTHIA T. JAMISON
ROBERT L. NARDELLI
DAVID N. SIEGEL
JOSEPH S. VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a preliminary filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Office Depot, Inc., a Delaware corporation (“Office Depot”), for a series of proposals which, if approved, would result in the removal of up to four current members of the Office Depot board of directors (the "Board"), an increase in the size of the Board to eleven members, and the election of up to four Starboard director nominees to the Board.

On April 22, 2013, Starboard issued the following press release:

Starboard Files Preliminary Consent Statement Seeking to
Remove and Replace a Minority of Office Depot’s Board

Delivers Letter to Office Depot Board of Directors

Criticizes Board for Failing to Work Constructively with Starboard to Reconstitute the Board and for Indefinitely Delaying the 2013 Annual Meeting

NEW YORK, April 22, 2013 -- Starboard Value LP (together with its affiliates, “Starboard”), the largest common stockholder of Office Depot, Inc. (NYSE: ODP) (“Office Depot” or the “Company”), with a 14.8% ownership stake, announced today that it has delivered a letter to the Board of Directors of Office Depot (the “Board”).  In the letter, Starboard expressed strong disappointment at the Board’s failure to work constructively with Starboard to reconstitute the Board.  Starboard stated that it is uncomfortable with the execution and experience of the current Board and is, therefore, seeking to add to the Board a number of individuals with significant retail operating experience who are far more qualified than the majority of the existing Board.  Starboard noted that while it is in favor of the proposed merger with OfficeMax Incorporated (“OfficeMax”), it still feels it is critically important to substantially improve the Board as soon as possible to ensure that the Company is fully prepared to succeed as a stand-alone entity should the merger not close and be a stronger merger partner for the combined company should the merger be consummated.  The letter also pointed out that it has become clear that the Company has no intention of holding the 2013 Annual Meeting of stockholders in a timely manner.  Accordingly, conducting a consent solicitation is the only alternative available to Starboard at this time for providing stockholders with an opportunity to elect directors whom they believe will serve and protect their best interests in the boardroom.  Starboard concluded that it would consider possibly foregoing its consent solicitation if the Board immediately commits to a framework that would provide for the addition of its highly-qualified candidates to the Board.

The full text of the letter is below followed by the biographies of Starboard’s highly-qualified director candidates:

April 22, 2013

Members of the Board of Directors of Office Depot, Inc.
Office Depot, Inc.
6600 North Military Trail
Boca Raton, FL 33496

Dear Members of the Board,

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 14.8% of the outstanding common shares of Office Depot, Inc. (“Office Depot” or the “Company”), making us Office Depot’s largest common stockholder.  Additionally, pro forma for the proposed merger of Office Depot and OfficeMax Incorporated (“OfficeMax” and the proposed merger, the “OfficeMax Merger”), we believe Starboard would be the largest stockholder of the combined company.

As a reminder, on September 17, 2012, we sent a letter to the Board of Directors of Office Depot (the “Board”) outlining a number of initiatives to substantially improve value for stockholders.  These initiatives included, among other things, thoughts on how to dramatically improve the operating performance of the Company by approximately $300 million to $500 million by significantly reducing expenses as well as our belief that the Company’s 50/50 joint venture ownership of Office Depot de Mexico (the “Mexico JV Interest”) is non-core and has substantial hidden value.

We also stated that we had identified a number of individuals with significant retail operating experience who are far more qualified than the majority of the existing Board and we expressed our desire to join the Board to help the Company implement our proposed initiatives and create value for stockholders.  We also repeatedly expressed our willingness to join the Board alone because we believed our experience and interest in Office Depot could be valuable in the event that the Board were to undertake any potential negotiations with either OfficeMax or relating to the Mexico JV Interest.  Unfortunately, rather than work with us, the Board has ignored our offers.  While it is always difficult to criticize past behavior regarding a negotiated transaction, we strongly believe that had we been involved on the Board, both the OfficeMax Merger, as well as the outcome of exploring alternatives to maximize the value of the Mexico JV Interest, would have been handled far better for the benefit of Office Depot stockholders.

Since the announcement of the OfficeMax Merger, we have continued to have private discussions with you regarding Board representation.  We have made it clear to you that given the past underperformance of the Company under the current leadership and Board, we are uncomfortable with the execution and experience of the Board as currently composed.  We have continued to state that a large number of very important decisions will need to be made over the next several months, which extend beyond the selection of the CEO and the selection of board members to any combined board.  Adding new, highly-experienced directors to the Board now would substantially improve the outcome of those decisions, as well as many others, and would avoid missteps to be criticized after the fact.  Similarly, if the OfficeMax Merger does not close for any reason, a highly-qualified Board will be far better equipped to choose the right management team and more successfully oversee the Company as a stand-alone entity.

While we are in favor of the OfficeMax Merger, we still feel it is critically important to substantially improve the Board as soon as possible.  Office Depot must begin to plan and build a strategy for a far improved company immediately.  Contrary to what you and we might hope, the OfficeMax Merger is not certain to close.  The Board and management, therefore, need to plan and prepare now to make Office Depot as strong as possible.  Early planning will ensure that the Company is fully prepared to succeed should the OfficeMax Merger not close and will be a stronger merger partner for the combined company should the OfficeMax Merger be consummated.  Improving the Board today is in the best interests of the Company, the employees, and the stockholders of both Office Depot and OfficeMax.

As an example, we are deeply frustrated by the Board’s lack of action regarding the sale of the Mexico JV Interest.  On February 27, 2013, we sent you a letter asking the Board to promptly obtain consent from OfficeMax under the merger agreement to immediately explore a sale of the Mexico JV Interest to maximize value for stockholders.  In our letter, we stated that a sale of this asset at a full and fair price is in the best interest of both Office Depot and OfficeMax stockholders if the OfficeMax Merger is completed as the Company would have a significantly stronger balance sheet from which to transform the pro-forma company and execute on any and all potential synergies.  Similarly, if the OfficeMax Merger is not completed for any reason, then Office Depot stockholders would benefit from the sale because the stand-alone company would be financially stronger having sold the asset.  On March 12, 2013, we followed up with a private letter once again urging the Board to send a formal written request to OfficeMax and setting forth our view that, consistent with the merger agreement, OfficeMax’s approval should not be unreasonably withheld given the clear benefits to stockholders of such a potential sale.

Almost two months have passed since our first letter asking the Company to obtain consent from OfficeMax and many more since we first wrote to the Board to impress the importance of exploring alternatives to monetize the valuable Mexico JV Interest.  Yet, there is no evidence that the Board is considering an exploration of alternatives for the Mexico JV Interest, or whether any formal request has even been sent to OfficeMax or has been unreasonably denied.

Lost in all the excitement of the pending OfficeMax Merger, is the Board’s apparent complacency with regards to the Company’s continued poor operating performance.  Last quarter’s poor results, with same store sales down approximately 7%, and the reduction in year over year operating profit by approximately 28% are just the latest in a long history of underperformance under the stewardship of the current Board and management team.  As we have repeatedly stated, we believe the current Board and management of Office Depot lack the critical experience necessary to oversee a substantial improvement in profitability and the transformation of the Company.  Of the ten directors currently on the Board, only two directors have relevant retail operating experience outside of Office Depot.[1]  Further, the CEO, Neil Austrian, has no prior relevant retail operating experience outside of Office Depot.  Even more concerning is the Board’s decision to entrust the CEO role to someone with no retail operating experience when it is clear that the Company needs an experienced retail executive to transform the business.  It is important to point out that since the beginning of Mr. Austrian’s tenure as CEO in October 2010, the stock price has declined by approximately 20% to date and by approximately 48% prior to Starboard’s filing of an initial Schedule 13D with the SEC on September 17, 2012.  In fact, despite revenue declining by approximately $1 billion over that time, total general and administrative (G&A) expenses have actually increased and the operating margins of the Company are lower than both Staples, Inc. (“Staples”) and OfficeMax.

Office Depot does not have the luxury of simply hoping that everything works out down the road.  It is important to remember that Office Depot used to be the leading office supply retailer until a merger with Staples failed to close in 1997 and, unlike Staples, Office Depot was not prepared to execute as a stand-alone business.  We do not want the risk of history repeating itself.  Office Depot needs to have the best Board and management team possible to improve the operating performance of the Company now.  An improved Board and management team with a solid plan to improve profitability and stockholder value will not only make Office Depot a stronger stand-alone company, but will also drive improved results that will accrue to the benefit of OfficeMax stockholders in a merger and increase the chances of the merger being successful.  However, it is critically important that a new enhanced Board starts now to implement a plan for the short term and the long term future success of the Company.  Only then will the Company be fully prepared to succeed under any circumstance.

[1] Based on current and prior experience disclosed by the Company in its proxy materials for the 2012 annual meeting of stockholders, except that with respect to Eugene Fife who was not included in the 2012 proxy materials, information was sourced from Office Depot’s website and Capital IQ.  “Relevant Experience” is deemed to consist of substantial, relevant operational experience at a retailer other than Office Depot.

Over the last several months, we have made every effort to work constructively with you to reconstitute the Board.  In our latest conversation, we offered to simply add four of our experienced nominees to the Board right away so that none of the current Board members would need to leave the Board at this time.  We also offered that only two of our highly-qualified nominees would be among the five directors contributed to any combined company board, thereby leaving three other available spots which would presumably be filled by Nigel Travis (in our view, the most qualified incumbent Board member with substantial retail experience) and two other directors (hopefully, highly-qualified directors with relevant experience).  This way, we believe that the Board can be strengthened with true industry experts and a stockholder representative in the boardroom to ensure that the Company is prepared for whatever challenges it may face in the future regardless of the outcome of the OfficeMax Merger.

Unfortunately, we are still awaiting a response to our offer and fear that, like all other constructive suggestions we have made, it has fallen on deaf ears as the Board continues to entrench itself rather than look out for the best interests of stockholders.  We have come to believe that the current Board may not only be less than ideally qualified, but may also be fractured and unable to make hard decisions that would clearly be in the best interests of all stockholders.

It has also become clear at this time that the Board has no intention of holding the 2013 Annual Meeting of stockholders in a timely manner under Delaware law and will instead continue to delay the meeting to frustrate the ability of stockholders to choose their representation on the Board.  We note that the Company held its 2012 Annual Meeting on April 26, 2012 and filed its proxy materials on March 15, 2012.  We further note that the Company has held its Annual Meeting during the latter half of April for at least the past six years.  Your response in our last meeting that the Company had to delay the 2013 Annual Meeting because of the announced OfficeMax Merger is entirely untrue.  As we pointed out in our meeting, OfficeMax, your merger partner, has already set an annual meeting date of April 29, 2013, consistent with its previous years’ annual meetings, and has already filed its proxy materials.  Office Depot’s stockholders deserve the opportunity now, without further delay, to elect the directors they want to represent their best interests (i) during the pendency of the proposed OfficeMax Merger, (ii) in selecting the future CEO of the Company and (iii) in selecting the directors who would be eligible to serve on the pro forma board should the proposed OfficeMax Merger be consummated.

Accordingly, we have no choice but to seek to bypass the ineffectiveness of the current Board by commencing a consent solicitation to give the stockholders of Office Depot an opportunity to elect their representation without further delay.  The consent solicitation process allows stockholders to take action in the absence of a stockholder meeting by obtaining and delivering the requisite number of written consents equal to the vote that would be required to approve such an action at a stockholder meeting.  Earlier today we filed preliminary consent materials with the SEC in furtherance of a consent solicitation aimed at seeking stockholder approval to remove and replace up to four members of the current Board with our highly-qualified director candidates.  Among the four current Board members we are seeking to remove is one designated Board member who represents the interest of BC Partners, Inc. (“BC Partners”) on the Board.  We have discussed the truly poor governance implications of the arrangement with BC Partners in a prior letter, but note that among the terms of the investor rights agreement with BC Partners is a provision that even if stockholders remove one of BC Partners designated Board members a replacement BC Partners designee will be added back to the Board.  We, therefore, fully understand that we are ultimately providing stockholders the opportunity to add our four highly-qualified Board candidates, while removing three poorly-qualified incumbent directors and effectively expanding the Board to eleven members to accommodate the re-appointment of such BC Partners designee.

To be clear, the extraordinary action of launching a consent solicitation in this situation should be unnecessary and is entirely frustrating.  We believe the current Board clearly lacks the requisite skill sets to dramatically improve the performance of the Company.  We cannot sit idly by and continue to accept a Board that is interested in entrenching itself and overseeing a business based entirely on hope.  We feel strongly that the Board needs to be stronger and far better prepared for all eventualities.  We would consider possibly foregoing our consent solicitation if the Board immediately commits to a framework that would provide for the addition of our highly-qualified candidates to the Board.  In the meantime, however, we must continue to reserve our rights to pursue all necessary steps, including the consent solicitation, to ensure that Office Depot stockholders are provided with the opportunity to elect directors they believe will serve and protect their best interests in the boardroom.

Best Regards,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Starboard Value LP

Starboard’s Director Nominees:

James P. Fogarty is currently the Chief Executive Officer and a Director of Orchard Brands.  Mr. Fogarty was a private investor from November 2010 until November 2011.  Prior to that, Mr. Fogarty served as the Chief Executive Officer and as a Director of Charming Shoppes, Inc., and as a Managing Director of Alvarez & Marsal (“A&M”), where he was a member of A&M’s Executive Committee for North America Restructuring.  While at A&M, Mr. Fogarty served as President and Chief Operating Officer of Lehman Brothers Holdings Inc. (“Lehman”), subsequent to Lehman’s Chapter 11 bankruptcy filing.  Prior to that, Mr. Fogarty was the President and Chief Executive Officer of American Italian Pasta Company, the Chief Financial Officer of Levi Strauss & Co., and Chief Financial Officer and a Director of the Warnaco Group, Inc.  Mr. Fogarty currently serves on the board of directors of Regis Corporation.  Mr. Fogarty’s extensive operational and turnaround experience, coupled with his significant public board and managerial experience, make him an excellent candidate for the Board.

Cynthia T. Jamison serves on the board of directors of Tractor Supply Company, where she is currently lead director and has served as the chair of several committees since joining the board in 2002.  Ms. Jamison has also served as a director of B&G Foods, Inc., since 2004.  Previously, Ms. Jamison served on the boards of directors of Cellu Tissue Holdings, Inc. and Horizon Organic Holding Corp. before both companies were sold at high premiums to their market prices.  As part of her role as a partner with Tatum LLC (“Tatum”), an executive services firm, Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., eMac, Inc, a joint venture between McDonald’s Corporation and KKR & Co. L.P., and Cosi, Inc.  Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises and held various positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP.  Ms. Jamison’s unique insight into the detailed tactics of financial and technical turnaround challenges along with high level, strategic insight at the governance level, make her an excellent candidate for the Board.

Robert L. Nardelli currently operates XLR- 8, LLC as its founder and Chief Executive Officer and serves as a Senior Advisor to Cerberus Capital Management.  Mr. Nardelli is the former Chairman and Chief Executive Officer of Chrysler Motors LLC and of The Home Depot, Inc.  Previously, Mr. Nardelli was with General Electric Company, where he served as Chief Executive Officer of GE Power Systems and GE Transportation Systems.  Mr. Nardelli’s 40-plus years of global operating experience, financial expertise and impressive track record serving on the boards of directors of public companies, will make him a valuable addition to the Board.

David N. Siegel has 16 years of experience as a successful turnaround CEO.  He is currently the President and Chief Executive Officer of Frontier Airlines.  Previously, Mr. Siegel was: Chairman and Chief Executive Officer of XOJET; Chairman and Chief Executive Officer of Gategroup, AG; President, Chief Executive Officer and a member of the board of US Airways Group; Chairman and Chief Executive Officer of Avis Budget Group, Inc.; and, President of ExpressJet, dba Continental Express.  He previously served as Non-Executive Chairman of G2 Switchworks and as a Managing Director of Hyannis Port Capital.  Mr. Siegel began his career with Bain & Company, a management consulting firm.  He currently serves on the boards of directors of Metastat, Inc. and Republic Airways Holdings Inc.  He is also a member of the advisory board of Trilantic Capital Partners.  Mr. Siegel’s significant experience dealing with complex financial and operational issues and evaluating companies’ financial performance will enable to him to provide valuable oversight over the Company.

Jeffrey C. Smith is Co-Founder, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is the largest shareholder of Office Depot.  Mr. Smith has extensive public company board experience.  Currently, he serves on the board of directors of Regis Corporation.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd. until its sale to Marlin Equity Partners, and served on the boards of directors of Zoran Corporation until its sale to CSR plc, Actel Corporation until its sale to Microsemi Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc.  Mr. Smith also served as a member of the Management Committee for Register.com.  In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.  Mr. Smith’s extensive public board experience and experience in a variety of industries together with his management experience in a variety of roles will enable him to provide invaluable oversight to the Company’s Board.

Joseph S. Vassalluzzo currently serves as a director on a number of public company boards, including Federal Realty Investment Trust, where he is Non- Executive Chairman of the Board, Life Time Fitness, where he is Lead Director and Chairman of the Compensation Committee, and iParty Corp, where he is Chairman of the Nominating Committee.  Mr. Vassalluzzo also operates a retail consulting business.  Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. (“Staples”), from 1989 until 2005, most recently as Vice Chairman, where he had world-wide responsibility for all of Staples’ real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.  In addition, Mr. Vassalluzzo was responsible for the legal department’s activities and negotiated the majority of Staples M & A transactions.  Mr. Vassalluzzo’s managerial and industry knowledge, as well as his extensive service on public company boards, make him an excellent candidate for the Board.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies.  Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld , (212) 201-4878
Gavin Molinelli , (212) 201-4828
www.starboardvalue.com

SOURCE Starboard Value LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Office Depot, Inc., a Delaware corporation (“Office Depot”), for a series of proposals which, if approved, would result in the removal of up to four current members of the Office Depot board of directors (the "Board"), an increase in the size of the Board to eleven members, and the election of up to four Starboard director nominees to the Board.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' CONSENT SOLICITOR.

The participants in the consent solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, T-S Capital Capital Partners, LLC (“T-S Capital”), Robert Telles, James P. Fogarty, Cynthia Jamison, Robert Nardelli, David Siegel and Joseph Vassalluzzo (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 12,711,135 shares of common stock, $0.01 par value (the "Common Stock"), of the Company.  As of the date of this filing, Starboard LLC owned directly 2,829,381 shares of Common Stock.   Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 42,100,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 26,559,484 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 42,100,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date of this filing, T-S Capital beneficially owns 100,000 shares of Common Stock and each of Messrs. Siegel and Telles, as the Managing Members of T-S Capital may be deemed the beneficial owners of the shares of Common Stock owned by T-S Capital, and Mr. Siegel individually owns 1,250 shares of Common Stock.  As of the date of this filing, Mr. Nardelli owns 68,389 shares of Common Stock and Mr. Vassalluzzo owns 14,450 shares of Common Stock. As of the date of this filing, Ms. Jamison and Mr. Fogarty do not own shares of Common Stock of the Company.